Contact:                 Investor Relations
Owens Realty Mortgage, Inc.
www.owensmortgage.com
(925) 239-7001

Owens Realty Mortgage, Inc. Appoints Gilbert Nathan and Benjamin Smeal to the Company's Board of Directors

WALNUT CREEK, Calif., August 8, 2018 ‐‐ Owens Realty Mortgage, Inc. (NYSE American: ORM) (the "Company"), a specialty finance mortgage company, announced that, effective August 6, 2018, the Company has increased the authorized number of directors of the Company from six to eight and appointed Mr. Gilbert E. Nathan as an independent Class I director and Mr. Benjamin Smeal as an independent Class III director to fill the vacancies created by such increase. The initial term of Mr. Nathan, as a Class I director, will expire at the annual meeting of stockholders of the Company to be held in 2020 and upon election and qualification of his successor. The initial term of Mr. Smeal, as a Class III director, will expire at the annual meeting of stockholders of the Company to be held in 2019 and upon election and qualification of his successor. Messrs. Nathan and Smeal were recommended for consideration as director candidates by the Company's largest shareholder at the request of the Company's board of directors.

Mr. Nathan, age 39, has served as the managing member and a director of Jackson Square Advisors LLC, a financial advisory and services firm since September 2015. He has also served as the liquidating trustee of BPZ Liquidating Trust for BPZ Resources, Inc. since November 2015. Since June 2018, Mr. Nathan has served as a board member of Hercules Offshore Liquidating Trust for Hercules Offshore, Inc. From November 2015 to July 2017, he served as a director of Emergent Capital, Inc., a specialty finance company. From July 2013 to August 2015, Mr. Nathan was a senior analyst with Candlewood Investment Group, an investment firm, and prior to that, he was a principal with Restoration Capital Management from 2002 to 2012. Mr. Nathan earned a bachelor's degree in management from Tulane University in 2001.
Mr. Smeal, age 40, is a private investor.  He served as Associate Director of Public Equities at Willett Advisors LLC, which manages the philanthropic assets of Michael R. Bloomberg and Bloomberg Philanthropies, from April 2017 to April 2018.  Mr. Smeal served as Senior Analyst at Kenmare Management, an investment firm, from November 2007 to April 2017.  Prior to that, Mr. Smeal served as a Marketing Director at Overstock.com, an online retailer of general merchandise, from 2004 to 2005.  He also serves on the board of directors of North Carolina Outward Bound School.  Mr. Smeal graduated with a B.A. in Political Economy from Williams College and an M.B.A. from Columbia University.

As a result of these appointments, six of the Company's eight directors are independent, as the Board has determined that Messrs. Nathan and Smeal qualify as independent directors under applicable Securities and Exchange Commission and NYSE American rules. Further details regarding the appointments will be filed by the Company with the Securities and Exchange Commission on Form 8-K.
About Owens Realty Mortgage, Inc.
Owens Realty Mortgage, Inc., a Maryland corporation, is a specialty finance mortgage company organized to qualify as a real estate investment trust ("REIT") that focuses on the origination, investment, and management of commercial real estate mortgage loans. We provide customized, short-term acquisition and transition capital to small balance and middle-market investors that require speed and flexibility. Our primary objective is to provide investors with attractive current income and long-term stockholder value. Owens Realty Mortgage, Inc., is headquartered in Walnut Creek, California, and is externally managed and advised by Owens Financial Group, Inc.

Additional information can be found on the Company's website at www.owensmortgage.com.
Forward Looking Statements
 This press release may contain "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements about the Company's plans, strategies, prospects, and anticipated events, including the transactions or other items discussed in this press release, are based on current information, estimates, and projections; they are subject to risks and uncertainties, as well as known and unknown risks, which could cause actual results to differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as "expect," "target," "assume," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.
Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in the Company's most recent filings with the Securities and Exchange Commission including those appearing under the heading "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and each subsequent Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements concerning the Company or matters attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.